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November 11, 2013

Board of Directors

TOA Holdings, Inc.

c/o Toa Shoko

1-1-36, Nishiawagi

Higashiyodogawa-ku

Osaka 533-0031 Japan

Re: Form S-1, file number 000-54822, filed with the Securities and Exchange Commission for TOA Holdings, Inc., a Delaware corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 with respect to the registration of 4,000,000 newly issued shares of the Company's common stock, $.0001 par value (the “Shares”), for public sale by the issuer, and 40,000,000 shares being offered by the Selling Shareholder (the “SS Shares”).

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i. The Certificate of Incorporation of the predecessor of the Company, filed September 11, 2012;

ii. Bylaws of the Company, as originally filed for its predecessor on September 30, 2012;

iii. The Registration Statement noted above and the Exhibits thereto; and

iv. Such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based on the foregoing, I am of the opinion that the Shares, when issued according to the terms of the prospectus contained in this registration statement, will be duly and validly issued, duly authorized, fully paid and non-assessable. Similarly, I am of the opinion that the SS Shares have been duly and validly issued, and are duly authorized, fully paid and non-assessable.

This opinion is limited to the laws of the State of Delaware and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Sincerely,

/s/ William B. Haseltine

William B. Haseltine